Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

NORTHWEST PIPE COMPANY

and

AMERON INTERNATIONAL CORPORATION

dated as of

July 27, 2018

i

Section 8.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	60
Section 8.12	Specific Performance	61
Section 8.13	Non-Recourse	61
Section 8.14	Counterparts	61

SCHEDULES

Section 3.03	Subsidiaries
Section 3.05	No Conflicts; Consents
Section 3.06	Financial Statements
Section 3.07	Undisclosed Liabilities
Section 3.08	Absence of Certain Changes, Events, and Conditions
Section 3.09	Material Contracts
Section 3.09(b)	Material Contracts Exceptions
Section 3.10(a)	Permitted Encumbrances
Section 3.10(b)	Real Property
Section 3.11	Condition of Assets
Section 3.12(a)	Company IP Registrations
Section 3.12(b)	Company IP Agreements
Section 3.12(c)	Company IP Exceptions
Section 3.14	Accounts Receivable
Section 3.15(a)	Top 10 Customers
Section 3.15(b)	Top 10 Suppliers
Section 3.17(a)	Actions
Section 3.17(b)	Governmental Orders, Etc.
Section 3.18(a)	Compliance with Laws
Section 3.18(b)	Permits
Section 3.18(c)	Maquiladora
Section 3.19	Environmental Matters
Section 3.20(a)	NOV Benefit Plans
Section 3.20(c)	Compliance with ERISA and Benefits Laws
Section 3.20(f)	Multiemployer Plans
Section 3.20(h)	Post-Termination or Retiree Health Benefits
Section 3.20(i)	Actions or Audits Relating to Company Plans
Section 3.20(m)	Effects of the Transaction on Company Plans
Section 3.21(a)	Employees
Section 3.21(b)	Unions
Section 3.21(c)	Compliance with Employment Laws
Section 3.22	Taxes
Section 4.02	No Conflicts; Consents
Section 5.14	Phoenix Properties

EXHIBITS

Exhibit A	Estimated Closing Statement
Exhibit B	Assigned Contracts
Exhibit C	Brea Lease
Exhibit D	Transition Services Agreement
Exhibit E	Assignment of Membership Interests
Exhibit F	Surety Bonds to be Replaced
Exhibit G	Assignment of Assigned Contracts

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of July 27, 2018 (the “Closing Date”), is entered into between AMERON INTERNATIONAL CORPORATION, a Delaware corporation (“Seller”) and NORTHWEST PIPE COMPANY, an Oregon corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”), of AMERON WATER TRANSMISSION GROUP, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any written claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Transition Services Agreement, the Assignment and the Brea Lease, and all other contracts, agreements and certificates to be executed and delivered by any of the Parties or their respective Affiliates in connection with or pursuant to this Agreement.

“Assigned Contracts” has the meaning set forth in Section 5.10.

“Assigned Contracts Obligations” has the meaning set forth in Section 5.10.

“Assignment” has the meaning set forth in Section 2.03(a)(i)(B).

“Audited Financial Statements” has the meaning set forth in Section 5.04.

“Basket” has the meaning set forth in Section 7.04(a).

“Benefit Plan” means a written material benefit, retirement, employment, consulting, deferred compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, retention, seniority, severance, vacation, paid time off, welfare and fringe-benefit agreement or plan, or any similar plan.

“Brea Lease” means the lease to be entered into by Buyer and Seller with respect to the real property owned by Seller and located in Brea, California, in substantially the form attached hereto as Exhibit C.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Portland, Oregon are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Cap” has the meaning set forth in Section 7.04(a).

“Carstensen Litigation” means (a) Ameron Water Transmission Group, LLC v. Carstensen Contracting, Inc., Lewis and Clark Rural Water System, Inc., DBA Lewis & Clark Regional Water System, Rustnot Corrosion Control Services, Inc., and William Spickelmire, Case No. 0:18-cv-01405, USDC Minnesota (“Minnesota Action”); (b) Lewis & Clark Regional Water System, Inc. vs. Carstensen Contracting, Inc., Civil No.: 4:18-cv-04067-RAL, Circuit Court of the County of Minnehaha, Second Judicial Circuity, State of South Dakota (subsequently removed to federal court, Lewis & Clark Regional Water Systems, Inc. vs. Carstensen Contracting, Inc., vs. Ameron Water Transmission Group, LLC, Case No. 4:18-cv-04067-RAL, USDC South Dakota Southern Division (“South Dakota Action”)).

“Carstensen Receivable” means that account receivable in the amount of $2,802,400.00 that is related to the contract that is the subject of the Carstensen Litigation.

“Carstensen Reserve” means that reserve taken by the Company relating to the Carstensen Receivable in the amount of $1,240,000.00.

“Cash” means the sum of all cash (net of outstanding checks), and other cash equivalents (including the fair market value of any marketable securities and short-term investments) and demand deposits or similar accounts.

“Cash Amount” means, as of 11:59 PM on the Closing Date, the amount of Cash held by the Company and each Subsidiary, determined in accordance with the Specified Accounting Principles.

“CBAs” mean (i) that certain Collective Bargaining Agreement, effective January 1, 2017 through December 31, 2018, between [sic] Ameron Water Transmission Group – Northern Division, Northern California District Council of Laborers, and Laborers Local Union No. 73, Affiliated with the Laborers’ International Union of North America, AFL-CIO, and (ii) that certain Collective Bargaining Agreement, effective July 4, 2016, between NOV Ameron de SLRC, S. de R.L. de C.V., and the Sindicato Nacional de Trabajadores de Productos Metálicos, Siminares y Conexos de la República Mexicana.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in the preamble.

“Closing Date Payment” has the meaning set forth in Section 2.04(b).

“Closing Net Working Capital Amount” means, as of 11:59 PM on the Closing Date and determined in accordance with the Specified Accounting Principles, (i) the aggregate dollar amount of all assets properly characterized as current assets of the Company and each Subsidiary (but excluding any deferred Tax assets, capitalized Transaction Expenses, the Carstensen Receivable, and any receivables from any of the Company’s or any Subsidiary’s directors, employees, officers, managers or other Affiliates), less (ii) the aggregate dollar amount of all liabilities properly characterized as current liabilities of the Company and each Subsidiary (but excluding any deferred Tax liabilities, the Carstensen Reserve, and any payables to any of the Company’s or any Subsidiary’s, directors, employees, officers, managers or other Affiliates, other than regular wages, salaries and benefits payments); provided, however, that in no event will Closing Net Working Capital Amount include any amounts that are included in the Cash Amount, the Debt Amount or Transaction Expenses. For the avoidance of doubt, and notwithstanding the above, Closing Net Working Capital Amount is to be calculated in accordance with the Specified Accounting Principles and as set forth in Exhibit A.

“Closing Statement” has the meaning set forth in Section 2.05(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company or any Subsidiary.

“Company IP Agreements” means all licenses and sublicenses, relating to Intellectual Property to which the Company or any Subsidiary is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company Plan” means any Benefit Plan sponsored by the Company or any Subsidiary which cover or provides benefits to one or more contractors, consultants or directors of the Company or any Subsidiary and Employees or former Employees or the beneficiaries or dependents of any such Persons.

“Company Systems” has the meaning set forth in Section 3.12(e).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Debt Amount” means, as of 11:59 PM on the Closing Date, the amount of the Company’s Indebtedness, determined in accordance with the Specified Accounting Principles; provided, that the “Debt Amount” shall include all unpaid Transaction Expenses payable by the Company or a Subsidiary in connection with the Transactions.

“Defense Costs” has the meaning set forth in Section 7.05(e)(i).

“Delivered” means, with respect to any statement in ARTICLE III of this Agreement to the effect that any information, document or other material has been “delivered” to Buyer or its Representatives, that such information, document or material was: (A) posted for review by Seller or its Representatives in the virtual data room set up in contemplation of the transactions to be effected by this Agreement at least three (3) Business Days prior to the Closing Date hereof, and remained at substantially all times from the date of posting to the Closing Date in such virtual data room; or (B) delivered to Buyer or its Representatives in the manner described in Section 8.02 of this Agreement at least three (3) Business Days prior to the Closing Date.

“De Minimis Threshold” has the meaning set forth in Section 7.04(b).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.05(a).

“Disputed Items” has the meaning set forth in Section 2.05(a).

“Dollars or $” means the lawful currency of the United States.

“Employee” means an employee of the Company or any of its Subsidiaries.

“Encumbrance” means any charge, claim, community property interest, pledge, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or other similar encumbrances, and any restriction on voting or transfer.

“Environmental Claim” means any written Action, Governmental Order, imposed lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, received from any Person alleging liability based on or resulting from: (a) any Environmental Response; or (b) non-compliance by the Company with any Environmental Law.

“Environmental Law” means any applicable Law in effect as of the Closing Date, and any Governmental Order or binding agreement to which the Company is a party with any Governmental Authority, of the United States of America, Mexico or any other applicable jurisdiction relating to Hazardous Materials, or the protection of the environment. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; Ley General del Equilibrio Ecológico y la Protección al Ambiente; the Ley General para la Prevención y Gestión Integral de los Residuos; the Ley Federal de Responsabilidad Ambiental; the Ley de Aguas Nacionales, their regulations and all applicable Mexican Official Norms (Normas Oficiales Mexicanas), as well as the applicable environmental laws and regulations of the State of Sonora, Mexico.

“Environmental Permit” means any Permit, license, written consent, exemption, or waiver, given, authorized by or made by a Governmental Authority pursuant to Environmental Law.

“Environmental Response” means any action under the direction of a Governmental Authority (i) to comply with Environmental Laws or (ii) to respond to, remove, remediate, investigate or monitor the release or threatened release of Hazardous Materials at, on, in, about, under, or migrating into the air, soil, surface water, groundwater, or soil vapor, in each case to the extent required by Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any Subsidiary or their Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Cash Amount” has the meaning set forth in Section 2.04(a).

“Estimated Closing Net Working Capital Amount” has the meaning set forth in Section 2.04(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.04(a).

“Estimated Debt Amount” has the meaning set forth in Section 2.04(a).

“Expert Calculations” has the meaning set forth in Section 2.05(b).

“Final Amounts” has the meaning set forth in Section 2.05(c).

“Final Cash Amount” has the meaning set forth in Section 2.05(c).

“Final Closing Net Working Capital Amount” has the meaning set forth in Section 2.05(c).

“Final Debt Amount” has the meaning set forth in Section 2.05(c).

“Financial Statements” has the meaning set forth in Section 3.06.

“Fraud” means an intentional or willful misrepresentation of a material fact made with actual knowledge of its falsity for the purpose of inducing the other Person to act, and upon which the other Person relies with resulting injury or damage.

“GAAP” means, as applicable, the United States generally accepted accounting principles in effect from time to time.

“Government Consent” has the meaning set forth in Section 3.05.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction of the United States of America, Mexico or any other applicable jurisdiction.

“Governmental Order” means any voluntary or involuntary order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, contaminant, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is regulated as hazardous, acutely hazardous, or toxic under Environmental Laws and (b) any petroleum or petroleum-derived products, radioactive materials, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, to the extent not included in the calculation of Closing Net Working Capital Amount, without duplication and with respect to the Company and each Subsidiary, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions that have been drawn upon; and (g) guarantees made by the Company or any Subsidiary on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f) that have been drawn upon.

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Independent Accountant” means PricewaterhouseCoopers.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional) (“Patents”); (b) trademarks, service marks, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) registered copyrights and works of authorship (“Copyrights”); (d) internet domain names; and (e) trade secrets and other confidential and proprietary information and all rights therein (“Trade Secrets”).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Richard Zuniga, Carlos Garcia, Vic DeGrande, and Kevin Frederick, without requirement of investigation or inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority of the United States of America, Mexico or any other applicable jurisdiction.

“Liabilities” has the meaning set forth in Section 3.07.

“Litigation Defense” has the meaning set forth in Section 7.05(e)(i).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of investigating any claims and enforcing any right to indemnification hereunder; provided, however, that “Losses” shall not include punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity, diminution of value, or any damages based on any type of multiple, except to the extent actually awarded to a Governmental Authority or other Third Party.

“Maquiladora Company” means any company operating under Mexico’s Decreto para el Fomento de la Industria Manufacturera, Maquiladora y de Servicios de Exportación.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company and the Subsidiaries, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company and the Subsidiaries operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, or occurrence of a natural disaster; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the consent of, or at the request of, Buyer; (vi) any changes in applicable Laws or accounting rules, including GAAP or Normas de Información Financiera (NIF), or the enforcement, implementation or interpretation thereof (including any changes to (or termination of) the North American Free Trade Agreement or any changes to tariffs or the imposition of new tariffs), (vii) any matter of which Buyer had actual knowledge on the date hereof; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company or its Subsidiaries, or (viii) any failure by the Company or the Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Membership Interests” has the meaning set forth in the recitals.

“Mexican Subsidiaries” shall mean (i) NOV Ameron de SLRC, S. de R.L. de C.V., (ii) NOV Ameron de México, S. de R.L. de C.V., (iii) Rio Co., S. de R.L. de C.V, and (iv) Corporación Californiana de Tuberías APS, S. de R.L. de C.V.

“Montoya Litigation” means Miguel Montoya, individually, and on behalf of other members of the general public similarly situated v. Ameron International Corporation, an unknown business entity; and DOES 1 through 100, inclusive; Superior Court of the State of California, County of San Bernardino, Case No. CIVDS1718377.

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Non-U.S. Benefit Plan” means a Benefit Plan maintained, sponsored, contributed to, or required to be contributed to by the Company or any Subsidiary primarily for the benefit of Employees outside of the United States.

“NOV Benefit Plan” means any material Benefit Plan sponsored or participated in by National Oilwell Varco, Inc. or any of its ERISA Affiliates in which an Employee participates.

“Permit” means a permit, license, franchise, approval, authorization, registration, certificate or variance obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Phoenix Properties” means those properties described on Section 5.14 of the Disclosure Schedules.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company or any Subsidiary for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company or any Subsidiary for any Pre-Closing Tax Period.

“Privileged Communications” has the meaning set forth in Section 5.09(b).

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchase Price Allocation” has the meaning set forth in Section 2.06(b).

“Real Property” means the real property owned, leased or subleased by the Company or any Subsidiary, together with all buildings, structures and facilities located thereon.

“Receivables” has the meaning set forth in Section 3.14.

“Recovery” has the meaning set forth in Section 7.05(e)(iv).

“Release” means any actual release, spilling leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the supply of large-diameter, welded steel and concrete pressure pipe and protective linings for the transportation of water and wastewater in the Territory as such business is conducted as of the Closing Date.

“Restricted Period” has the meaning set forth in Section 5.02(a).

“SEC” has the meaning set forth in Section 5.04.

“Seller” has the meaning set forth in the preamble.

“Seller-Controlled Litigation” means (a) the Montoya Litigation, (b) the Carstensen Litigation, (c) any Actions (including without limitation any counterclaims, cross-claims and the like, as well as any appeals) related to or arising out of the Montoya Litigation or Carstensen Litigation, to the extent such Actions are made or filed by or brought against the Seller, the Company or any their Affiliates and (d) any Actions made by (including any Actions Seller requests that the Buyer or Company bring, make or file) or brought or made against the Seller, the Company or any their Affiliates, arising out of, or related to, the same (or related) facts, events or circumstances that are the subject matter of the Montoya Litigation or Carstensen Litigation, as applicable.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Seller Surety Bonds” has the meaning set forth in Section 5.13.

“Settlement Costs” has the meaning set forth in Section 7.05(e)(i).

“Single Employer Plan” has the meaning set forth in Section 3.20(d).

“Specified Accounting Principles” means determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Straddle Period” has the meaning set forth in Section 6.04.

“Subsidiary” means each of (i) WTG Holdings U.S., Inc., a California corporation, (ii) Bolenco Corporation, a California corporation, and (iii) each of the Mexican Subsidiaries.

“Target Net Working Capital Amount” means Twenty Million Four Hundred Thirty-Five Thousand and Thirty-Five United States Dollars ($20,435,035.00).

“Taxes” (including with correlative meaning the term “Tax”) means any and all taxes imposed or required to be collected by any federal, state or local government, or any taxing authority or any political subdivision thereof, including, without limitation, the United States or Mexico, under any statute, regulation or Law, including, without limitation, all income, gross receipts, sales, value added, use, personal property, use and occupancy, business occupation, mercantile, ad valorem transfer, license, withholding, payroll, employment, unemployment, social security, workers compensation, customs duty, excise, real estate, environmental, capital stock, franchise, alternative or add on minimum, estimated or other tax of any kind whatsoever, including any interest, fines, penalties, assessments and other additions thereto.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States, Canada and Mexico.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Third Party” means any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement.

“Title Policies” mean (i) that certain Insurance Policy of Property Ownership (Owner), issued by Stewart Title Guaranty de México, S.A. de C.V., Policy Number O-7741-3424, (ii) that certain Policy of Title Insurance, issued by Safeco Title Insurance Company, Policy No. T 1262, dated June 27, 1980, (iii) that certain policy to be issued by First American Title Insurance Company, referenced in that certain Commitment NCS-905796, dated as of April 27, 2018, from First American Title Insurance Company to Ater Wynne LLP, (iv) that certain Preliminary Report NCS-911179, dated as of June 5, 2018, from First American Title Insurance Company to Ater Wynne LLP, and any policy issued in relation thereto, and (v) that certain Preliminary Report NCS-911181, dated as of June 7, 2018, from First American Title Insurance Company to Ater Wynne LLP, and any policy issued in relation thereto.

“Transaction Expenses” means (a) all out-of-pocket Third Party fees and expenses incurred by the Company or a Subsidiary prior to the Closing and payable by the Company or any Subsidiary at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Agreements, and (b) the amount of any sale bonuses, change in control bonuses, retention bonuses or similar bonuses or payments that are incurred or otherwise become payable by the Company or any Subsidiary upon or in connection with the consummation of the transactions contemplated by this Agreement (including any of the foregoing that become due and payable as a result of both the consummation of the transactions contemplated by this Agreement and a termination of the employment or other relationship between the Person to whom such payment is owed and the Company or any Subsidiary), together with the payroll taxes thereon.

“Transition Services Agreement” means the transition services agreement to be entered into by Buyer and Seller, in substantially the form attached hereto as Exhibit D.

“Unrelated Acquisition” has the meaning set forth in Section 5.02.

“Unresolved Items” has the meaning set forth in Section 2.05(b).

“Union” has the meaning set forth in Section 3.21(b).

ARTICLE II.
PURCHASE AND SALE

Section 2.01     Purchase and Sale; Purchase Price. Subject to the terms and conditions set forth herein, at the Closing, Seller is selling to Buyer, and Buyer is purchasing from Seller, the Membership Interests, free and clear of all Encumbrances, other than restrictions on transfer under applicable securities Laws. The aggregate purchase price for the Membership Interests shall be Thirty-Five Million United States Dollars ($35,000,000), subject to adjustment pursuant to Section 2.04 (Closing Purchase Price Adjustment) and Section 2.05 (Post-Closing Purchase Price Adjustment) (the “Purchase Price”).

Section 2.02     Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) through the electronic transfer of documents and signatures and each party may rely on each document sent electronically as an original. The Closing shall occur contemporaneously with the execution hereof on the Closing Date. The Closing shall be effective as of 12:01 AM, Pacific Standard Time, on the Closing Date.

Section 2.03     Closing Deliveries.

(a)       At the Closing, Buyer is:

(i)     delivering to Seller:

(A)     the Closing Date Payment by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than three (3) Business Days prior to the Closing Date; and

(B)     An Assignment of the Membership Interests to Buyer in substantially the form attached hereto as Exhibit E (the “Assignment”), duly executed by Buyer;

(C)     the Ancillary Agreements, duly executed by the Company or Buyer, as appropriate; and

(ii)     pay, on behalf of the Company or Seller, the following amounts:

(A)     Indebtedness of the Company or any Subsidiary to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Estimated Closing Statement; and

(B)     Transaction Expenses that remain unpaid immediately prior to Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Estimated Closing Statement.

(b)     At the Closing, Seller is delivering to Buyer:

(i)     the Assignment, duly executed by Seller;

(ii)     the assignment of the Assigned Contracts duly executed by Seller, in substantially the form attached hereto as Exhibit G; and

(iii)     the Ancillary Agreements, duly executed by Seller or its Affiliates, as appropriate.

Section 2.04     Closing Purchase Price Adjustment.

(a)     Attached hereto as Exhibit A is a statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of the Cash Amount (“Estimated Cash Amount”), the Debt Amount (“Estimated Debt Amount”) and the Closing Net Working Capital Amount (the “Estimated Closing Net Working Capital Amount”). The Estimated Cash Amount, the Estimated Debt Amount, and the Estimated Closing Net Working Capital Amount shall be determined in accordance with the Specified Accounting Principles and as set forth in Exhibit A.

(b)     At the Closing, the Closing Date Payment shall be determined as follows:

(i)     Thirty-Five Million United States Dollars ($35,000,000);

(ii)     plus the amount, if any, by which the Estimated Closing Net Working Capital Amount (as determined in accordance with this Section 2.04) exceeds the Target Net Working Capital Amount;

(iii)     minus the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Closing Net Working Capital Amount;

(iv)     minus the Estimated Debt Amount;

(v)     plus the Estimated Cash Amount; plus

(vi)     fifty percent (50%) of the cost of the preparation of the Audited Financial Statements in accordance with Section 5.04 and the invoice delivered by Ernst & Young LLP.

The net amount after giving effect to the adjustments listed above in Section 2.04(b) shall be the “Closing Date Payment.”

Section 2.05     Post-Closing Purchase Price Adjustment.

(a)     No later than ninety (90) days following the Closing Date, Buyer will prepare and deliver to Seller a statement, substantially in the form set forth as Exhibit A, setting forth Buyer’s good faith calculation of the Cash Amount, the Debt Amount and the Closing Net Working Capital Amount (the “Closing Statement”). Buyer shall provide reasonable supporting detail for such estimates which are to be prepared in accordance with the Specified Accounting Principles and as set forth in Exhibit A. In the event Buyer fails to deliver to Seller the Closing Statement by the deadline set forth above, Seller may elect in its sole discretion to accept the Estimated Closing Statement as the Closing Statement by delivering written notice of such election to Buyer, and in such instance there shall be no adjustment pursuant to this Section 2.05. Seller shall have ninety (90) days following Seller’s receipt of the Closing Statement to deliver to Buyer any objections that Seller may have to any of the matters set forth therein. If Seller does not deliver any written objections to Buyer within such sixty (60)-day period, Seller shall be deemed to have accepted the Closing Statement and the calculations set forth therein, and Seller shall have irrevocably waived any right to object thereto. If Seller does timely deliver such written objections (a “Dispute Notice”), which Dispute Notice specifies in reasonable detail the nature and dollar amount of any disagreement so asserted (collectively, the “Disputed Items”), then, during the thirty (30) days following Buyer’s receipt of a Dispute Notice, Buyer and Seller shall diligently attempt to resolve in writing the Disputed Items. Any Disputed Item resolved in writing by Buyer and Seller will be deemed final, binding and conclusive on Buyer and Seller. Additionally, following delivery of the Closing Statement, Buyer shall provide to Seller reasonable access (subject to applicable privileges and confidentiality undertakings) to Company’s and the Subsidiaries’ books and records (including financial records and supporting documents) relating to Buyer’s calculation of the Closing Net Working Capital Amount, as Seller may reasonably request.

(b)     If Buyer and Seller do not reach agreement on all of the Disputed Items during such thirty (30)-day period (or such longer period as they shall mutually agree), then, at the end of such period, Buyer and Seller will submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to the Independent Accountant to review and resolve such matters. Each of Buyer and Seller agrees to execute and deliver any engagement letter reasonably required by the Independent Accountant. The Independent Accountant shall be instructed to determine each Unresolved Item (the amount of which may not be more favorable to Buyer than the related amount reflected in the Closing Statement nor more favorable to Seller than the related amount set forth in the Dispute Notice) as promptly as practicable, and Buyer and Seller will instruct the Independent Accountant to endeavor to complete such process within a period of no more than thirty (30) days. The Independent Accountant may conduct such proceedings as the Independent Accountant believes, in its sole discretion, will assist in the determination of the Unresolved Items; provided, however, that, except as Buyer and Seller may otherwise agree, all communications between Buyer and Seller or any of their respective representatives, on the one hand, and the Independent Accountant, on the other hand, will be in writing with copies simultaneously delivered to the non-communicating Party. Provided that Buyer has Delivered to Seller and its representatives in a timely manner all information relating to the Closing Statement reasonably requested by Seller, then the Independent Accountant shall make its determination solely based on (i) the documentation submitted by, and presentations (any such documentation or presentation must be provided to the other Party prior to its submission or presentation to the Independent Accountant) made by Buyer and Seller, (ii) the definitions of the Cash Amount, the Debt Amount and the Closing Net Working Capital Amount, and (iii) the Specified Accounting Principles and Exhibit A. Upon reaching its determination on the Unresolved Items, the Independent Accountant shall deliver a copy of its calculations (the “Expert Calculations”) to Buyer and Seller. In calculating the Unresolved Items, the Independent Accountant (i) shall act as an expert and not as an arbitrator, (ii) shall be limited to addressing any particular disputes referred to in the applicable Dispute Notice and (iii) such calculation shall, with respect to any Unresolved Items, be no greater than the higher amount calculated by Buyer or Seller, and no less than the lower amount calculated by Buyer or Seller, as the case may be. The Expert Calculations shall reflect in detail the differences, if any, between the Unresolved Items reflected therein and Buyer’s initial calculation of Closing Net Working Capital Amount. The Independent Accountant’s determination of the Unresolved Items will be final, binding and conclusive on Buyer and Seller, absent manifest errors, and enforceable before a Governmental Authority, effective as of the date the Independent Accountant’s written determination is received by Buyer and Seller. Each of Buyer and Seller will bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. The fees and expenses of the Independent Accountant incurred pursuant to this Section 2.05 shall be allocated by the Independent Accountant between Buyer, on the one hand, and Seller, on the other hand, so that the aggregate amount of such fees and expenses paid by Seller bears the same proportion to the total fees and expenses as the aggregate dollar amount of items unsuccessfully disputed by Seller, if any (as determined by the Independent Accountant), bears to the total dollar amount of items in dispute, and Buyer shall pay the remainder of such fees and expenses, if any.

(c)     The final, binding and conclusive calculation of the Closing Net Working Capital Amount, the Cash Amount and the Debt Amount based either upon agreement or deemed agreement by Buyer and Seller or the written determination delivered by the Independent Accountant, in each case, in accordance with this Section 2.05 will be the “Final Closing Net Working Capital Amount,” the “Final Cash Amount” and the “Final Debt Amount,” as the case may be (collectively, the “Final Amounts”), for all purposes of this Agreement. Upon final determination of the Final Amounts, the net amount of the required adjustment will be determined and shall be paid by the appropriate Party. Any amount payable by one Party to another pursuant to this Section 2.05 will be paid by wire transfer of immediately available funds within ten (10) Business Days after the determination of the Final Amounts.

Section 2.06     Tax Treatment of Transaction; Allocations.

(a)     For U.S. federal income Tax purposes, the parties hereby agree that the transaction under this Agreement shall be treated as a taxable purchase and sale of the underlying assets of the Company. The Parties hereby agree to file their respective Tax Returns consistent with such treatment.

(b)     With the transaction under this Agreement treated as provided in Section 2.06(a) for U.S. federal income Tax purposes, the parties agree that the Purchase Price, as adjusted, and the liabilities of the Company shall be allocated among the underlying assets of the Company for Tax purposes in accordance with the allocation (the “Purchase Price Allocation”) to be agreed to by the parties within ninety (90) days after Closing. Any dispute between the parties with regard to the Purchase Price Allocation shall be resolved in a manner consistent with Section 2.05(b). The Purchase Price Allocation shall be revised to take into account subsequent adjustments to the Purchase Price, including any indemnification payments (which shall be treated for Tax purposes as adjustments to the Purchase Price). Seller and Buyer shall use the Purchase Price Allocation in reporting the sale and purchase of the Membership Interests to the applicable Governmental Authorities, and shall not file any Tax Return or otherwise take any position with respect to Taxes which is inconsistent with the Purchase Price Allocation as so revised.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01     Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Agreements to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). As of Closing, each other Ancillary Agreement to which Seller will be a party will be duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02     Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by the Company and each Subsidiary in connection with this Agreement and the Ancillary Agreements will be duly authorized on or prior to the Closing.

Section 3.03     Subsidiaries.(a)     Section 3.03 of the Disclosure Schedules sets forth a true, correct and complete list of the Subsidiaries. Except as set forth in Section 3.03 of the Disclosure Schedules, each of the Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has all requisite power and authority to own, operate or lease the properties, rights and assets now owned, operated or leased by it, and to carry on its business as it is currently conducted. Each Subsidiary is duly qualified to do business as a foreign entity, and is in good standing, under the Laws of each jurisdiction in which the character of its properties, rights and assets owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Company and the Subsidiaries to be so qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect. Copies of the articles of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended and in effect as of the date of this Agreement, have been Delivered to Buyer. No Subsidiary is in material violation of any of the provisions of its articles of incorporation or bylaws (or equivalent organizational documents).

(b)     Since January 1, 2015, each of WTG Holdings U.S., Inc. and Bolenco Corporation (the “U.S. Subsidiaries”) have not engaged in any business activities or conducted any operations other than the ownership of the Mexican Subsidiaries and activities related thereto. The U.S. Subsidiaries do not have any material assets or liabilities except their ownership interests in the Mexican Subsidiaries.

(c)     The U.S. Subsidiaries are the record owners of and have good and valid title to the equity interests in the Mexican Subsidiaries, free and clear of all Encumbrances, other than restrictions on transfer under applicable securities Laws. The equity interests in the Mexican Subsidiaries owned by the U.S. Subsidiaries constitute one hundred percent (100%) of the total issued and outstanding equity interests in the Mexican Subsidiaries. All of the Membership Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the U.S. Subsidiaries, free and clear of all Encumbrances, other than restrictions on transfer under applicable securities Laws.

(d)     The equity interests in the Mexican Subsidiaries were issued in all material respects in compliance with applicable Laws. The equity interests in the Mexican Subsidiaries were not issued in violation of the organizational documents of the U.S. Subsidiaries or any agreement, arrangement or commitment to which Seller, the Company or the U.S. Subsidiaries is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(e)     There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity in any of the Subsidiaries or obligating any Subsidiary to issue or sell any equity, debt, or any other interest in or securities of any Subsidiary. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity of the Subsidiaries, other than as set forth in the organizational documents of such Subsidiary, which have been Delivered to Buyer.

Section 3.04     Capitalization.

(a)     Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances, other than restrictions on transfer under applicable securities Laws. The Membership Interests constitute one hundred percent (100%) of the total issued and outstanding membership interests in the Company. All of the Membership Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances, other than restrictions on transfer under applicable securities Laws. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances, other than restrictions on transfer under applicable securities Laws or Encumbrances arising from actions of Buyer.

(b)     The Membership Interests were issued in all material respects in compliance with applicable Laws. The Membership Interests were not issued in violation of the organizational documents of the Company or any agreement, arrangement or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)     There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interest, or any other interest in, the Company. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests, other than as set forth in the organizational documents of the Company.

Section 3.05     No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller, the Company or any Subsidiary; (b) result in a material violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Company or any Subsidiary; (c) except as set forth in Section 3.05 of the Disclosure Schedules and subject to Section 5.10, require the consent, notice or other action by any Person under, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or any Subsidiary. Except as set forth in Section 3.05 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority (“Government Consent”) is required by or with respect to Seller, the Company or any Subsidiary in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for such Government Consents which, in the aggregate, would not have a Material Adverse Effect.

Section 3.06     Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31, 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at March 31, 2018 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three (3)-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of March 31, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

Section 3.07     Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise that would have been required to be reflected in the Interim Financial Statements prepared in accordance with GAAP (“Liabilities”), except (a) those which are reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, (c) those which are not, individually or in the aggregate, material in amount, (d) those which were incurred in connection with the transactions contemplated by this Agreement that are Transaction Expenses, or (e) as disclosed in Section 3.07 of the Disclosure Schedules.

Section 3.08     Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.08 of the Disclosure Schedules, since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company or any Subsidiary, any:

(a)     event, occurrence or development that has had a Material Adverse Effect;

(b)     amendment of the charter, by-laws or other organizational documents;

(c)     split, combination or reclassification of any shares of its capital stock;

(d)     issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)     declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)     material change in any method of accounting or accounting practice, except as required by GAAP;

(g)     material change in cash management practices or policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)     incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of One Hundred Thousand United States Dollars ($100,000) except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(i)     transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements, except for (A) obsolete or worthless equipment, (B) sales or disposition in the ordinary course of business, or (C) any assets having an aggregate value of less than One Hundred Thousand United States Dollars ($100,000);

(j)     transfer or assignment of or grant of any license or sublicense under or with respect to any material Company Intellectual Property or material Company IP Agreements;

(k)     material damage, destruction or loss (whether or not covered by insurance) to its property not reflected in the Interim Financial Statements;

(l)     any capital investment in, or any loan to, any Third Party;

(m)     acceleration, termination for cause, material modification to or cancellation other than due to the end of the relevant term of any Material Contract;

(n)     any capital expenditures (i) in excess of One Hundred Thousand United Stated Dollars ($100,000), individually or One Million United Stated Dollars ($1,000,000) in the aggregate, or (ii) that may be reasonably required to conduct emergency operations, repairs or replacements;

(o)     imposition of any Encumbrance (other than Permitted Encumbrances) upon any properties, capital stock or assets, tangible or intangible of the Company or any Subsidiary;

(p)     (i) grant of any material bonuses, whether monetary or otherwise, or material increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former Employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, or (ii) action to accelerate the vesting or payment of any compensation or benefit for any current or former Employee, officer, director, independent contractor or consultant, other than as provided for in any NOV Benefit Plan or required by applicable Law;

(q)     adoption, material modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) NOV Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r)     any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(s)     entry into a new line of business or abandonment or discontinuance of existing lines of business;

(t)     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(u)     purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of One Hundred Thousand United States Dollars ($100,000), individually (in the case of a lease, per annum) or Two Hundred Fifty Thousand United States Dollars ($250,000) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(v)     acquisition by merger or consolidation with, or by purchase of, a substantial portion of the stock of, or all or substantially all of the assets of, any Person;

(w)     action to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(x)     any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09     Material Contracts.

(a)     Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company and each Subsidiary that remains executory in whole or in part (such Contracts, together with all Real Property leases disclosed in Section 3.10(b) of the Disclosure Schedules, the Assigned Contracts listed on Exhibit B, and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)     each Contract involving aggregate consideration in excess of Two Hundred and Fifty Thousand United States Dollars ($250,000) over the remaining term of the Contract, and which, in each case, cannot be cancelled without penalty or without more than ninety (90) days’ notice;

(ii)     all Contracts that require the Company or any Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)     all Contracts that relate to the acquisition or disposition of (A) a material amount of stock of any other Person or (B) all or substantially all of the assets of any Person (whether by merger, sale of stock, sale of assets or otherwise);

(iv)     all Contracts with Third-Party agents relating to the sale of products on behalf of the Company or any Subsidiary and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(v)     all employment agreements and Contracts with employees, independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vi)     except for Contracts relating to trade receivables, all Contracts relating to Indebtedness of the Company or any Subsidiary;

(vii)     all Contracts with any Governmental Authority to which the Company or any Subsidiary is a party;

(viii)     all Contracts that materially limit or purport to materially limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)     any Contracts imposing “most favored nation” or similar pricing terms on the Company or any Subsidiary or which grant exclusive rights, rights of first refusal, rights of first negotiation, rebates, volume discounts, pricing concessions or similar rights to any Person;

(x)     any Contracts to which the Company or any Subsidiary is a party that provide for any joint venture or partnership;

(xi)     all Contracts between or among the Company or any Subsidiary on the one hand and Seller or any Affiliate of Seller (other than the Company or any Subsidiary) on the other hand; and

(xii)     all collective bargaining agreements or Contracts with any Union to which the Company or any Subsidiary is a party.

(b)     Except as set forth in Section 3.09(b) of the Disclosure Schedules, each Material Contract is in full force and effect as to the applicable Company or Subsidiary, and to the Knowledge of Seller, each other party thereto. Neither the Company nor any Subsidiary nor, to Seller’s Knowledge, any other party thereto is in breach of, or default under (or has received written notice that it is in material breach of or material default under), in any material respect, or has provided or received any written notice of any intention to terminate, any Material Contract. Except as set forth in Section 3.09(a) or Section 3.09(b) of the Disclosure Schedules, complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been Delivered to Buyer.

Section 3.10     Title to Assets; Real Property.

(a)     The Company or a Subsidiary has good and valid (and, in the case of owned Real Property, good and marketable fee simple, subject to Permitted Encumbrances) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Interim Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)     those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii)     liens for Taxes not yet due and payable;

(iii)     mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company or the Subsidiary that owns the property;

(iv)     workers’ or unemployment compensation liens arising in the ordinary course of business;

(v)     easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, materially detrimental to the business of the Company or the Subsidiary that owns the property;

(vi)     other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, which are not individually or in the aggregate material to the business of the Company;

(vii)     the interests of the lessors and sublessors with respect to the property covered by the Real Property leases disclosed in Section 3.10(b) of the Disclosure Schedules, or Encumbrances described or referenced in the Real Property leases disclosed in Section 3.10(b) of the Disclosure Schedules; or

(viii)     Encumbrances referenced in the Title Policies, whether or not such Encumbrances were excluded from coverage under such Title Insurance Policies.

(b)     Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; and (ii) if such property is leased or subleased by the Company or any Subsidiary, the landlord under the lease. With respect to owned Real Property, Seller has Delivered to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company or Subsidiary that acquired such Real Property. With respect to leased Real Property, Seller has Delivered to Buyer true, complete and correct copies of any leases of the Real Property. To Seller’s Knowledge, no material improvements constituting a part of the Real Property encroach in any material respect on real property owned or leased by a Person other than the Company or Subsidiary.

Section 3.11     Condition of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and each Subsidiary, taken as a whole, are in sufficient condition to operate the business of the Company and the Subsidiaries consistent with past practices, normal wear and tear excepted and except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and each Subsidiary, constitute all of the material, property and tangible assets necessary to conduct the business of the Company and each Subsidiary as currently conducted.

Section 3.12     Intellectual Property.

(a)     Section 3.12(a) of the Disclosure Schedules contains a materially correct, current, and complete list of all Company IP Registrations.

(b)     Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all material Company IP Agreements. Except as set forth on Section 3.12(b) of the Disclosure Schedules, each material Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to Seller’s Knowledge, any other party thereto is, or is alleged to be, in material breach of, or material default under, or has provided or received any written notice of material breach of, material default under, or intention to terminate (including by non-renewal), any material Company IP Agreement.

(c)     Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company or one of the Subsidiaries is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company IP Registrations.

(d)     To Seller’s Knowledge, the conduct of the Company’s business as currently conducted, and the products, processes and services of the Company, have not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company IP Registrations. This Section 3.12(d) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by the Company or any Subsidiaries of the Intellectual Property of any other Person.

(e)     The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems that are used by the Company (“Company Systems”) are reasonably sufficient for the current needs of the Company’s business. To Seller’s Knowledge, in the past twenty-four (24) months, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction, or other adverse event affecting any Company Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Company’s business; or (ii) loss, destruction, damage, or harm of or to the Company or its operations, personnel, or property.

Section 3.13     Inventory. All inventory of the Company and each Subsidiary that is reflected in the Interim Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All inventory is recorded on the Interim Balance Sheet at its net realizable value. All such inventory is owned by the Company or a Subsidiary free and clear of all Encumbrances, other than Permitted Encumbrances, and no inventory is held on a consignment basis.

Section 3.14     Accounts Receivable. Except as set forth on Section 3.14 of the Disclosure Schedules, the accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof through the Closing Date (the “Receivables”) (a) have arisen from bona fide transactions entered into by the Company or a Subsidiary involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and (b) to Seller’s Knowledge constitute only valid, undisputed claims of the Company and its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company and its Subsidiaries have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15     Customers and Suppliers.

(a)     Section 3.15(a) of the Disclosure Schedules sets forth (i) the top ten (10) customers of the Company and its Subsidiaries (taken as a whole) for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, neither the Company nor any Subsidiary has received any written notice as of the date hereof that any of its Material Customers has ceased, or intends to cease, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company or any Subsidiary; provided, however, that Seller makes no representation or warranty with respect to such Material Customers’ relationships with the Company or the Subsidiaries after the Closing Date.

(b)     Section 3.15(b) of the Disclosure Schedules sets forth (i) each of the top ten (10) suppliers to whom the Company and its Subsidiaries (taken as a whole) has paid consideration for goods or services for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15(b) of the Disclosure Schedules, neither the Company nor any Subsidiary has received any written notice as of the date hereof, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or any Subsidiary or to otherwise terminate or materially reduce its relationship with the Company; provided, however, that Seller makes no representation or warranty with respect to such Material Suppliers’ relationships with the Company or the Subsidiaries after the Closing Date.

Section 3.16     [Intentionally Omitted.]

Section 3.17     Legal Proceedings; Governmental Orders.

(a)     Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by the Company or any Subsidiary affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company or any Subsidiary).

(b)     Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any Subsidiary or any of its or their properties or assets. The Company and each Subsidiary are in compliance in all material respects with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules.

Section 3.18     Compliance With Laws; Permits.

(a)     Except as set forth in Section 3.18(a) of the Disclosure Schedules, Company and each Subsidiary are in material compliance with all Laws applicable to it or its business, properties or assets.

(b)     Except as set forth in Section 3.18(b) of the Disclosure Schedules, all material Permits required for the Company and each Subsidiary to conduct its business have been obtained by it and are valid and in full force and effect. Section 3.18(b) of the Disclosure Schedules lists all material current Permits issued to the Company and each Subsidiary.

(c)     Except as set forth in Section 3.18(c) of the Disclosure Schedules, NOV Ameron de SLRC, S. de R.L. de C.V. is operating as a Maquiladora Company and is in material compliance with all of its obligations under the Decreto para el Fomento de la Industria Manufacturera, Maquiladora y de Servicios de Exportación, the Mexican Customs and its regulations, and all other provisions applicable to the Mexican Maquiladora Industry. During the time that NOV Ameron de México, S. de R.L. de C.V. operated as a Maquiladora Company, it was in material compliance with all of its obligations under the Decreto para el Fomento de la Industria Manufacturera, Maquiladora y de Servicios de Exportación, the Mexican Customs and its regulations, and all other provisions applicable to the Mexican Maquiladora Industry.

(d)     Notwithstanding anything contained herein to the contrary, no representation or warranty is made under this Section 3.18 in respect of any matter relating to (i) Governmental Orders, which are addressed in Section 3.17 (as to which no representation or warranty relating to compliance with Laws is made except as set forth in Section 3.17), (ii) employee benefit matters, which are addressed in Section 3.20 (as to which no representation or warranty relating to compliance with Laws is made except as set forth in Section 3.20), (iii) employment matters, which are addressed in Section 3.21 (as to which no representation or warranty relating to compliance with legal requirements is made except as set forth in Section 3.21), (iv) Taxes, which are addressed in Section 3.22 (as to which no representation or warranty relating to compliance with Laws is made except as set forth in Section 3.22), and (v) Environmental Laws, which are addressed in Section 3.19 (as to which no representation or warranty relating to Permits and/or compliance with Laws is made except as set forth in Section 3.19).

Section 3.19     Environmental Matters.

(a)     Except as set forth in Section 3.19 of the Disclosure Schedules, to the Knowledge of Seller,

(i)     Since January 1, 2015 the Company and each Subsidiary have received no written notice from any Person: (i) of any Environmental Claim or (ii) requesting information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing material obligations or requirements as of the Closing Date.

(ii)     The Company and each Subsidiary have obtained all material Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary under Environmental Laws for the ownership, lease, operation or use of the business or assets of the Company and each Subsidiary as currently conducted, and except as disclosed in Section 3.18(b) of the Disclosure Schedules, all such Environmental Permits are in full force and effect and the Company and each Subsidiary are in material compliance with all such Environmental Permits.

(iii)     No real property currently owned, operated or leased by the Company or any Subsidiary is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state Superfund listing.

(iv)     There has been no Release of Hazardous Materials in violation of Environmental Law caused by or arising from the business or assets of the Company or any Subsidiary on any Real Property which would require reporting to a Governmental Authority to comply with applicable Environmental Laws or give rise to an Environmental Response necessary to comply with applicable Environmental Laws, and neither the Company, nor Seller nor any Subsidiary has received written notice that any Real Property currently or formerly owned, operated or leased in connection with the business of the Company or any Subsidiary has been contaminated with any Hazardous Material that has not been remediated to materially comply with Environmental Laws.

(b)     The representations and warranties set forth in this Section 3.19 are Seller’s sole and exclusive representations and warranties regarding Environmental Laws, Environmental Permits, Environmental Claims, Environmental Response, and/or Hazardous Materials, any liabilities (including without limitation, strict liability, arising under Environmental Laws) relating thereto, or regarding other environmental matters.

Section 3.20     Employee Benefit Matters.

(a)     Section 3.20(a) of the Disclosure Schedules contains a true and complete list of the NOV Benefit Plans. The Company has separately identified in Section 3.20(a) of the Disclosure Schedules each NOV Benefit Plan that (i) is a Company Plan, or (ii) is a Non-U.S. Benefit Plan.

(b)     With respect to each NOV Benefit Plan, Seller has Delivered to Buyer accurate, current and complete copies of each of the following: (i) for any Company Plan that has been reduced to writing, the plan document together with all amendments, the summary plan description, any summaries of material modification, model COBRA notices and communications and any other material written communications regarding any Company Plan; (ii) for any Company Plan that has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements or insurance policies and any material agreements with service providers to such Company Plans now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) for any NOV Benefit Plan, copies of any summary plan descriptions, summaries of material modifications, or other material written communications (or a description of any oral communications); (v) in the case of any NOV Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such NOV Benefit Plan’s continued qualification; (vi) in the case of any NOV Benefit Plan for which a Form 5500 must be filed, a copy of the most recently filed Form 5500, with all corresponding schedules and financial statements attached; and (vii) for any Company Plan, copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to such Company Plan.

(c)     Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Company Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each NOV Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such plan. Nothing has occurred with respect to any Company Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code. Neither Company nor any Subsidiary have acted as a Plan administrator, fiduciary or trustee of any NOV Benefit Plan.

(d)     No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which Employees participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any NOV Benefit Plan which is a Single Employer Plan or to appoint a trustee for any such plan; and no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan. Except as set forth in Section 3.20(d) of the Disclosure Schedules, all benefits, contributions or premiums relating to any NOV Benefit Plan have been timely paid in accordance with the terms of such plan, applicable Laws and accounting principles. All benefits accrued in any unfunded NOV Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. None of the Company, any Subsidiary, Buyer or any of Buyer’s Affiliates will have any liability for any pre-Closing Date premiums, contributions or benefit accruals to any NOV Benefit Plan or Company Plan after the Closing Date, and none of the Company, any Subsidiary, Buyer or any of Buyer’s Affiliates will have any other liability of any kind with respect to the pre-Closing operation or benefit obligations of any NOV Benefit Plan or any Company Plan.

(e)     All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(f)     Except as set forth in Section 3.20(f) of the Disclosure Schedules, (A) no NOV Benefit Plan or Company Plan is a Multiemployer Plan, (B) all contributions required to be paid by the Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (C) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (D) a complete withdrawal from all such Multiemployer Plans at the Closing Date would not result in any withdrawal liability to the Company or any Subsidiary and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal.

(g)     Each Company Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Company Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(h)     Except as set forth in Section 3.20(h) of the Disclosure Schedules and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no NOV Benefit Plan or Company Plan provides post-termination or retiree health benefits to any director of the Company or any Subsidiary or to any Employee or former Employee.

(i)     Except as set forth in Section 3.20(i) of the Disclosure Schedules, there is no pending or, to Seller’s Knowledge, threatened Action relating to a Company Plan (other than routine claims for benefits), and no Company Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(j)     There has been no amendment to, announcement by Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Company Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Seller, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Company Plan or any collective bargaining agreement.

(k)     Each Company Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(l)     Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each NOV Benefit Plan or Company Plan.

(m)     Except as set forth in Section 3.20(m) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former Employee to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Company Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment by the Company or any Subsidiary to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(n)     The representations and warranties set forth in this Section 3.20 are Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 3.21     Employment Matters.

(a)     Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are Employees, independent contractors or consultants of the Company and each Subsidiary as of the date hereof, including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); and (iii) current annual base compensation rate or contract fee.

(b)     Except for the CBAs and as set forth in Section 3.21(b) of the Disclosure Schedules, neither the Company nor any Subsidiary is a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not any Union representing or purporting to represent any Employee, and, to Seller’s Knowledge, no Union or group of Employees is seeking to organize Employees for the purpose of collective bargaining. Except as set forth in Section 3.21(b) of the Disclosure Schedules, to the Seller’s Knowledge, there has not been in the last (3) years any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any Subsidiary.

(c)     Except as set forth in Section 3.21(c) of the Disclosure Schedules:

(i)     the Company and each Subsidiary is in compliance in all material respects with (A) the terms of the CBAs and other Contracts listed on Section 3.21(b) of the Disclosure Schedules and (B) all applicable Laws pertaining to employment and employment practices to the extent they relate to Employees, consultants and independent contractors of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company or any Subsidiary as independent contractors or consultants are properly treated as independent contractors under all applicable Laws.

(ii)     to the Knowledge of Seller, all Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified;

(iii)     to the Knowledge of Seller, the Company and each Subsidiary is in material compliance with all immigration laws.

(iv)     there are no material Actions against the Company or any Subsidiary pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former Employee, consultant or independent contractor of the Company or any Subsidiary, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of Employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)     The representations and warranties set forth in this Section 3.21 are Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 3.22     Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)     All Tax Returns required to be filed on or before the Closing Date by the Company or any Subsidiary have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company or any Subsidiary (whether or not shown on any Tax Return) have been, or will be, timely paid, including without limitation all import duties, Value Added Tax and countervailing duties, if any, due and owing by each of the Mexican Subsidiaries.

(b)     The Company and each Subsidiary has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c)     No claim has been made by any taxing authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)     No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any Subsidiary.

(e)     All deficiencies asserted, or assessments made, against the Company or any Subsidiary as a result of any examinations by any taxing authority have been fully paid.

(f)     Neither the Company nor any Subsidiary is a party to any Action by any taxing authority. There are no pending or, to Seller’s Knowledge, threatened Actions by any taxing authority.

(g)     There are no Encumbrances for Taxes (other than Encumbrances for Taxes which are not yet due and payable, or the amount or validity of which is being contested in good faith and for which adequate reserves have been established on the Interim Financial Statements) upon the assets of the Company or any Subsidiary.

(h)     Neither the Company nor any Subsidiary is a party to, or bound by, any Tax allocation or sharing agreement or any other agreement or practice of a similar nature with respect to any amount of Taxes.

(i)     No private letter rulings or technical advice have been requested, entered into or issued by any taxing authority with respect to the Company or any Subsidiary.

(j)     Seller has delivered to Buyer copies of all federal, state, local and foreign income, and franchise Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company and each Subsidiary for all Tax periods ending after December 31, 2015.

(k)     Neither the Company nor any Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Neither the Company nor any Subsidiary has any Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(l)     Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)     any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)     an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)     a prepaid amount received on or before the Closing Date;

(iv)     any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)     any election under Section 108(i) of the Code.

(m)     Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. Neither the Company nor any Subsidiary is, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n)     There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any Subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(o)     Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Neither the Company nor any Subsidiary is, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)     Neither the Company nor any Subsidiary is subject to Tax in any country other than their respective country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.

(q)     Neither the Company nor any Subsidiary is required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code. Each Subsidiary incorporated outside of the United States has a taxable year that is a calendar year.

(r)     The Company is treated as a “disregarded entity” for U.S. federal income Tax purposes and has not made any election to be taxed as a corporation. Each of Bolenco Corporation, WTG Holding US Inc., NOV Ameron de SLRC, S. de R.L. de C.V., NOV Ameron de Mexico, S. de R.L. de C.V., Rio Co., S. de R.L. de C.V. and C.V. Corporación Californiana de Tuberías APS is treated as a corporation for U.S. federal income tax purposes.

(s)     Except for the representations related to Taxes in Section 3.20, the representations and warranties set forth in this Section 3.22 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.23     Books and Records. The minute books and stock record books of the Company and each Subsidiary are materially complete and correct and have been maintained in accordance with sound business practices, except as would not have a Materially Adverse Effect. At the Closing, all such books and records will be in the possession of the Company or will be transferred to the Company by Seller within thirty (30) days after the Closing.

Section 3.24     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Seller.

Section 3.25     No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III, none of Seller, the Company, the Subsidiaries, their Affiliates nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, the Company, the Subsidiaries or their Affiliates, including any representation or warranty as to the accuracy or completeness of any information regarding the Company and the Subsidiaries, Delivered, furnished or made available to Buyer and its Representatives (including in any confidential information memorandum, or any information, documents or material, Delivered or made available to Buyer in any data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company and the Subsidiaries, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01     Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Oregon. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Agreement to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). As of Closing, each other Ancillary Agreement to which Buyer will be a party will be duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02     No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No Government Consent is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for such Government Consents which, in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transaction contemplated hereby.

Section 4.03     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.04     Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.05     Investment Purpose. Buyer is acquiring the Membership Interests and equity interests in the Subsidiaries solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Membership interests and equity interests in the Subsidiaries for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.06     Solvency. Immediately after giving effect to the Closing, Buyer: (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business after the Closing; and (c) will not have incurred and will not plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 4.07     Financial Ability to Perform. Buyer has, as of the date hereof, and will have as of the Closing, available cash funds, credit facilities or other sources of immediately available funds sufficient to pay the full Purchase Price to Seller at Closing and to consummate the transactions contemplated by this Agreement. The Closing is not subject to any financing conditions.

Section 4.08     Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and the Subsidiaries, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiaries for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company, any Subsidiary, or any other Person has made any representation or warranty as to Seller, the Company, the Subsidiaries or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V.
COVENANTS

Section 5.01     Confidentiality. For a period of four (4) years following the Closing Date, Seller shall, and shall cause its Affiliates to, hold in confidence and shall not use in any manner any confidential and proprietary information, whether written or oral, of the Company or any Subsidiary; provided, however, that Seller and its Affiliates shall be able to use any such information (i) as may be reasonably required by such Persons in connection with any insurance Actions or Tax audits against or Actions concerning any such Persons or (ii) to comply with their obligations under this Agreement and the Ancillary Agreements. If Seller or its Affiliates is requested or compelled to disclose any such confidential or proprietary information by judicial or administrative process by any Governmental Authority or by other requirements of Law, such Person shall use commercially reasonable efforts to promptly notify Buyer and shall disclose only that portion of such information that such Person is advised by its counsel that it is legally required to disclose; provided, that such Person shall reasonably cooperate with Buyer, at Buyer’s sole cost and expense, to permit Buyer to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding anything contained in this Section 5.01, the provisions of this Section 5.01 shall not apply to any information which (a) has come within the public domain other than a result of Seller’s breach of this Section 5.01, (b) has come into the possession of Seller or its Affiliates from a third party who is not known by Seller or its Affiliates (as applicable), to be under any obligation to Buyer or the Company to maintain the confidentiality of such information, or (c) was developed by Seller or its Affiliates independently of and without reference to such information.

Section 5.02     Non-Competition; Non-Solicitation.

(a)     For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory or (ii) have an equity interest in any Person that engages directly or indirectly in the Restricted Business in the Territory, except as the result of an Unrelated Acquisition. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person. For purposes of this Agreement, the term “Unrelated Acquisition” means the acquisition of an entity or assets of an entity that derives less than twenty percent (20%) of its revenues from the Restricted Business in the Territory. For purposes of clarity, and notwithstanding anything to the contrary set forth herein, Seller shall be permitted to continue to own its minority ownership interest in Berrendo, LLC, a New Mexico limited liability company formed with other investors to develop a project to supply water to the city of Rio Rancho, New Mexico, and such ownership and ancillary activities related to such ownership shall not constitute a breach of this Section 5.02.

(b)     During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit any Person who was an employee of the Company or any Subsidiary on the Closing Date (each a “Restricted Employee”), or encourage any such Restricted Employee to leave such employment or hire any such employee who has left such employment, except, Seller and its Affiliates may (i) conduct general searches for employees or independent contractors by use of advertisements or other media that are not directly targeted at the Restricted Employees; (ii) engage any recruiting firm or similar third-party organization to identify or solicit persons for employee or independent contractor positions on Seller’s or its Affiliates’ behalf, which may result in the solicitation and hiring of any such Restricted Employee who respond to such general searches or is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to specifically target or contact any such Restricted Employees; provided, however, that nothing in this Section 5.02(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or any Subsidiary or Buyer, (ii) after ninety (90) days from the date of termination of employment, any employee whose employment with the Company or any Subsidiary has been terminated by the employee (including a resignation by employee), or (iii) Buyer has consented to the solicitation or hiring of such individual in writing, which consent Buyer may withhold in its sole discretion.

(c)     During the Restricted Period in the Territory, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, with respect to the Restricted Business in the Territory, any Person who was a customer of the Company or any Subsidiary as of the Closing Date, for purposes of diverting their business or services from the Company or any Subsidiary.

(d)     Seller acknowledges that a breach or threatened breach of this Section 5.02 may give rise to irreparable harm to Buyer, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)     Seller acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03     Books and Records.

(a)     In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)     retain the books and records (including personnel files) of the Company and the Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company and the Subsidiaries; and

(ii)     upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

(iii)     provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b)     In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i)     retain the books and records (including personnel files) of Seller which relate to the Company and the Subsidiaries and their operations for periods prior to the Closing; and

(ii)     upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

(iii)     provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(iv)     Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.03 where such access would violate any Law.

Section 5.04     Delivery of Audited and Interim Financial Statements. Seller has Delivered the Financial Statements to Buyer and included the Financial Statements in the Disclosure Schedules. Buyer and Seller shall each be responsible for fifty percent (50%) of the cost of the preparation of the Audited Financial Statements. Seller shall use commercially reasonable efforts to deliver to Buyer not later than September 4, 2018 reviewed financial statements for the Company for the quarter ended June 30, 2018 in the same form as the Interim Financial Statements. Buyer agrees to reimburse Seller for the cost of preparing such financial statements by Ernst & Young LLP, including the additional cost that may be incurred by Seller to deliver such financial statements by such date. After the Closing Date, at the sole cost and expense of Buyer, Seller shall use commercially reasonable efforts, to assist Buyer in obtaining the agreement of the independent accounting firm that conducted the audit of the Financial Statements to consent to the inclusion (or incorporation by reference) of the Financial Statements in any report or registration statement of Buyer filed (or to be filed) with the Securities and Exchange Commission (the “SEC”) and shall use commercially reasonable efforts to assist Buyer in obtaining a written consent to such inclusion or incorporation by reference that will also be filed with the SEC.

Section 5.05     Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement (including any required by applicable Law or stock exchange requirements).

Section 5.06     Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.07     Post-Closing Employee Matters.

(a)     As of the Closing Date, except as provided in Section 5.07(d), below, Seller shall cause the Company and the Subsidiaries to withdraw and terminate as a participating employer in each NOV Benefit Plan. All such withdrawals and terminations will be effective as of the Closing Date such that the Employees will no longer continue accruing further rights, interests or entitlements under such NOV Benefit Plans for periods occurring on or after the Closing Date.

(b)     Seller and Buyer will take all actions necessary to cause a spin-off of the portion of Seller’s or its Affiliate’s flexible spending account plans covering Employees to Buyer’s cafeteria plan in accordance with Revenue Ruling 2002-32 and subsequent guidance. Participant elections, contribution levels and coverage levels, as in effect prior to the Closing Date under Seller’s or its Affiliate’s flexible spending account plans, will continue to be effective on and after the Closing Date under Buyer’s flexible spending account program. As soon as reasonably practicable following the Closing Date, Seller will transfer to Buyer an amount equal to participant contributions to Seller’s flexible spending account plans made in the calendar year in which the Closing occurs through the Closing Date, less reimbursements during that period. Seller will not be responsible for, and will have no liability relating to, resulting from, or arising out of the provision of health reimbursement and dependent care reimbursement benefits to Employees following the transfer of the health flexible spending account balances and dependent care flexible spending account balances to Buyer’s plan. Buyer’s flexible spending account plans will be available to the Employees after the Closing Date.

(c)     Effective as of the Closing Date, Buyer shall cause its defined contribution plan that is intended to be qualified within the meaning of Section 401(a) of the Code to be amended to allow each Continuing Employee to rollover or transfer his or her account balance, including plan loans, from the NOV Benefit Plan that is a defined contribution plan intended to be qualified within the meaning of Section 401(a) of the Code that he or she contributed to as of the Closing Date.

(d)     From and after the Closing Date, Buyer shall cause the Company to perform its obligations under the CBAs, including taking all actions necessary to provide similar 401(k) and health and welfare type plans in which the Employees subject to such CBAs participate as of the Closing Date in accordance with the terms of the CBAs such that there is no gap, lapse or interruption in participation under any type of plan covered under the CBAs. Buyer agrees to cause the Company to engage in any type of bargaining that is required of it under the CBAs and applicable law to obtain the Union’s consent to participate in such Buyer plans, from the Closing Date until such obligation is no longer required under the CBAs.

(e)     This Section 5.07 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 5.07, whether express or implied, shall confer upon any Person whether or not a party to this Agreement (including any Continuing Employee) any right to continued employment with the Company. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any NOV Benefit Plan or any other employee benefit plan, program, agreement or arrangement.

Section 5.08     Insurance. From and after the Closing Date, the Company and Subsidiaries shall cease to be insured by the insurance policies held by the Seller or any of its Affiliates, or by any of their self-insured programs, and neither the Buyer nor its Affiliates (including, after the Closing, the Company and the Subsidiaries) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Company and the Subsidiaries. Without limiting the foregoing, the Seller and its Affiliates may, to be effective as of the Closing, amend any insurance policies in the manner it deems appropriate to give effect to this Section 5.08. From and after the Closing, the Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Company and the Subsidiaries. The Buyer further covenants and agrees not to seek to assert or to exercise any rights or claims of the Company and the Subsidiaries under or in respect of any past or current insurance policy of the Seller or its Affiliates under which any of the Company and the Subsidiaries thereof is an additional insured.

Section 5.09     Waiver of Conflicts Regarding Representation; Attorney Client Privilege.

(a)     Buyer shall not assert, and after Closing, agrees to cause the Company, the Subsidiaries and their respective Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Seller, or any of its Affiliates (excluding, after Closing, the Company and the Subsidiaries), or any officer, manager, employee or director of Seller, or any of its Affiliates in any matter involving Buyer, or its Affiliates (after Closing, including the Company and the Subsidiaries), or this Agreement or any other Ancillary Agreements or transactions contemplated hereby or thereby (including any litigation, arbitration, mediation or other Action), by Locke Lord LLP, which firm is representing the Seller and its Affiliates in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement.

(b)     Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company and the Subsidiaries, all communications in any form or format whatsoever prior to the Closing between the Seller and its Affiliates (including the Company and the Subsidiaries), or any of their respective directors, managers, officers employees or other Representatives, on the one hand, and the Locke Lord LLP, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising in connection with this Agreement and that otherwise qualify as attorney-client privileged under applicable civil procedure and evidence rules (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and that the Privileged Communications and the expectation of client confidence relating thereto belong solely to Seller, shall be controlled by Seller and shall not pass to or be claimed by Buyer, the Company or the Subsidiaries.

(c)     As to any such Privileged Communications occurring prior to the Closing Date, Buyer agrees that, absent consent of Seller or its Affiliates (excluding the Company and the Subsidiaries) or court order, none of Buyer, the Company, the Subsidiaries or any of their respective Affiliates, successors or assigns will after the Closing use or rely on any of the Privileged Communications in any action against or involving Seller or its Affiliates. The Privileged Communications may be used by Seller and/or any of its Affiliates in connection with any dispute that relates in any way to the transactions contemplated hereby, including in any claim for indemnification brought by Buyer Indemnitees. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company, the Subsidiaries and a Third Party after the Closing, the Company may assert the attorney-client privilege and/or attorney work product protections to prevent disclosure of confidential communications by Seller to such Third Party; provided, however, that the Company may not waive such privilege without the prior written consent of Seller. In any dispute with a Third Party, in the event that Buyer, the Company or the Subsidiaries is legally required by order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, Buyer shall immediately (and, in any event, within two (2) Business Days) notify the Seller in writing (including by making specific reference to this section) so that Seller can seek a protective order and Buyer agrees to use all commercially reasonable efforts to assist therewith.

(d)     To the extent that files or other materials maintained by Seller and its Affiliates constitute property of its clients, only Seller shall hold such property rights and Seller shall have no duty to reveal or disclose any such files or other materials or any Privileged Communications by reason of any attorney-client relationship between Seller on the one hand, and the Company or the Subsidiaries, on the other hand.

(e)     Buyer agrees that it will not, and that after Closing it will cause the Company, the Subsidiaries and its other Affiliates not to, (i) access or use the Privileged Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Seller waive the attorney-client or other privilege, or by otherwise asserting that Buyer or the Company or the Subsidiaries has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Privileged Communications from Seller.

Section 5.10     Assignment of Certain Contracts. Seller has listed on Exhibit B certain contracts relating to the business of the Company and its Subsidiaries to which Seller is party instead of the Company or one of its Subsidiaries (the “Assigned Contracts”). At the Closing, Seller shall sell, assign, transfer, and convey to the Company, and the Company shall purchase and acquire from Seller all right, title, and interest in and to, and shall assume all Liabilities under, all of the Assigned Contracts. From and after the Closing Date, the Company shall pay, perform and discharge from the Closing Date due all Liabilities under, or arising out of, the Assigned Contracts provided, however, that the Company shall not be responsible for any breach by Seller or other obligation under any Assigned Contract that occurred prior to the Closing Date (the “Assigned Contracts Obligations”). Seller shall reasonably assist the Company in obtaining from the counterparties to the Assigned Contracts the written consent to the assignment of such Assigned Contracts to the Company. The Company and Seller shall promptly (and no later than thirty (30) days after receipt of payment by a counterparty to an Assigned Contract) reimburse the other for any payments made to the improper party under the Assigned Contracts. To the extent that the counterparty to an Assigned Contract refuses to consent to the assignment to the Company or the Company is otherwise unable to obtain a consent to the assignment to the Company following commercially reasonable efforts from the Company and Seller to obtain such consent, then the Company and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the Parties the economic equivalent of the transfer of such Assigned Contract to the Company as of the Closing. With respect to the Assigned Contracts, the Parties agree (and for this purpose, Seller also agreed on behalf of the Company) that this Section 5.10 shall supersede Section 1.3 of that certain Contribution Agreement, dated November 30, 2015, between Seller and the Company, in the event of any conflicts.

Section 5.11     Original Books and Records. To the extent not in the possession of the Company or a Subsidiary, promptly after the Closing Date, Seller shall deliver to Buyer the original Partners Meeting Books, Partners Registry Books, and Equity Variations Book of the Mexican Subsidiaries.

Section 5.12     Use of Ameron Name. Buyer shall procure that the Company and the Subsidiaries shall cease to use or remove any references to “Ameron” or “NOV” and any logos, trademark, copyrights or other Intellectual Property Rights incorporating such terms or that are the exclusive property of Seller, including on letterhead, website, stationary, commercial brochures, premises, products, materials, corporate records or filings with Governmental Authorities, and in any correspondence, e-mails or communications, within three (3) months after the Closing, provided that, the time permitted shall be six (6) months with respect to the use of “Ameron” or “NOV” in corporate records, filings with Governmental Authorities and other matters related to NOV Ameron de SLRC, S. de R.L. de C.V. and NOV Ameron de Mexico, S. de R. L. de C.V.

Section 5.13     Surety Bonds. Within thirty (30) days after the Closing Date, Buyer shall cause each of the surety bonds listed on Exhibit F (“Seller Surety Bonds”) to be replaced and the original bond held by the respective customer to be terminated and returned to Seller along with a full release of Seller’s obligations under such surety bond, in form and substance reasonably satisfactory to Seller. The Parties acknowledge and agree that Seller and its Affiliates shall not pay any further premiums under any of the Seller Surety Bonds, whether relating to renewal of such Seller Surety Bonds or otherwise, and Seller may terminate the Seller Surety Bonds after the date that is thirty (30) days after the Closing Date.

Section 5.14     Phoenix Properties. Buyer acknowledges and agrees on behalf of itself and its Affiliates, including after Closing, the Company, that the Company has no right, title and interest, in to, or under any of the Phoenix Properties (or any of the proceeds from the sale of the Phoenix Properties), and agrees that Buyer and its Affiliates (including the Company), shall not make any claim or assert any Action against any Person, claiming or asserting that the Company or any of its Affiliates has any right, title or interest, in, to or under any of the Phoenix Properties (or any of the proceeds from the sale of the Phoenix Properties).

Section 5.15     Assignment of Carstensen Receivable . At the Closing, Seller shall cause the Company to sell, assign, transfer and convey to Seller and Seller shall purchase and acquire from the Company all right, title and interest in and to the Carstensen Receivable.

ARTICLE VI.
TAX MATTERS

Section 6.01     Tax Covenants.

(a)     Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer, the Company or any Subsidiary in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action or omission of Seller, its Affiliates or any of their respective Representatives taken after the Closing Date without the written consent of Buyer, not to be unreasonably withheld or delayed, and Seller agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company and each Subsidiary) against any such Tax or reduction of any Tax asset arising as a result of Seller or its Affiliates’ (or their Representatives) breach of this Section 6.01(a).

(b)     All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Agreements (including any real property transfer Tax and any other similar Tax) shall be borne and paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

(c)     Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company or any Subsidiary after the Closing Date with respect to a Pre-Closing Tax Period (but not including, for the avoidance of doubt, any Straddle Period). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Seller to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Buyer objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Seller of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Seller and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller.

(d)     Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company or any Subsidiary after the Closing Date with respect to a Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company and each Subsidiary that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02     Termination of Existing Tax Sharing Agreements. Any and all existing Tax allocation or sharing agreements (whether written or not) binding upon the Company or any Subsidiary shall be terminated as of the Closing Date. After such date none of the Company, any Subsidiary, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03     Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Net Working Capital, Seller shall indemnify the Company, each Subsidiary, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Taxes of the Company or any Subsidiary or relating to the business of the Company or any Subsidiary for all Pre-Closing Tax Periods; (d) all Taxes of the Company or any Subsidiary by reason of Section 965(a) of the Code or Section 965(h) of the Code; (e) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company, any Subsidiary (or any predecessor of the Company or any Subsidiary) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (f) any and all Taxes of any person imposed on the Company or any Subsidiary arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; and (g) out-of-pocket costs and expenses incurred by Buyer or the Company with respect to actions taken to preserve the Company’s qualification for the Advance Pricing Agreement/Fast Track Alternative or, if that is not possible, to achieve qualification for a new Advance Pricing Agreement/Fast Track Alternative for the Company, in an amount not to exceed Twenty-Five Thousand United States Dollars ($25,000.00), in each case, provided that Buyer provides Seller with reasonable notice of developments relating to the foregoing and an opportunity to participate in any meetings with, and comment on any correspondence with, any Governmental Authority. In each of the above cases, together with any reasonable out-of-pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) reasonably required to be incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of the Company or any Subsidiary that are the responsibility of Seller pursuant to this Section 6.03 within twenty (20) Business Days after payment of such Taxes by Buyer, the Company or any Subsidiary.

Section 6.04     Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)     in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each period; and

(b)     in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05     Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company or any Subsidiary, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer or any Buyer Indemnity pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s or any Buyer Indemnity’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller. Notwithstanding the foregoing, Seller shall control the contest or resolution of the existing California state sales tax audit directed at Seller for the period between April 1, 2013 and September 30, 2015; provided that Seller shall obtain the prior written consent of Buyer before entering into any settlement of a claim that would be at the expense of Buyer.

Section 6.06     Tax Refunds. The amount of any refunds or credits in lieu of refunds of Taxes of the Company or any Subsidiary or with respect to the underlying assets of the Company or any Subsidiary relating to the Pre-Closing Tax Periods (not including any credit or refund reflected in Closing Net Working Capital) shall be for the account of Seller. Buyer shall forward, and shall cause its Affiliates to forward, to Seller the amount of such refund or credit in lieu of a refund of Taxes (plus any interest) that Seller is entitled to pursuant to this Section 6.06 within thirty (30) days after such refund is received or such credit is utilized.

Section 6.07     Deductions. Notwithstanding anything contained in this Agreement to the contrary, unless otherwise required by applicable Law, any Tax deductions attributable to or arising from Transaction Expenses and bonuses shall, with respect to the Company and the Subsidiaries, be deducted in the Pre-Closing Tax Period and the parties hereby agree to report and file Tax Returns consistent with such Tax treatment.

Section 6.08     Amended Tax Returns. No amended Tax Return with respect to a Pre-Closing Tax Period shall be filed by or on behalf of the Company or any Subsidiary or with respect to the underlying assets of the Company or any Subsidiary, to the extent such amendment could reasonably be expected to result in a Liability to Seller under this Agreement, without the consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. If Buyer or its Affiliates amend any Tax Return of the Company or any Subsidiary without obtaining the consent from Seller hereunder, Buyer shall be responsible for any increase in Tax liability and shall indemnify and hold harmless Seller and its Affiliates against any Liability arising out of such amendment if Seller’s consent was not unreasonably withheld.

Section 6.09     Elections; Closing Date Taxes. For the avoidance of doubt, no election shall be made under Section 338 of the Code (or any similar provision under state, local, or foreign Law) with respect to the purchase of the Membership Interests and the underlying Subsidiaries pursuant to this Agreement. Furthermore, neither the Buyer nor its Affiliates (including the Company and Subsidiaries) will make any other election after the Closing Date (including any elective entity classification election under Treasury Regulation § 301.7701-3) with respect to the Company or its Subsidiaries that would have effect prior to the Closing Date and that would materially increase the Taxes for the Pre-Closing Tax Period. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be liable for any Tax imposed on the Company or any of its Subsidiaries with respect to any sale (or other disposition) of assets outside the ordinary course of business after Closing on the Closing Date.

Section 6.10     Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of Seller or its Affiliates, the Company, or any Subsidiary. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any Subsidiary for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any Subsidiary for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.11     Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.12     Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 6.13     Limitations. The limitations on the indemnification obligations of Seller set forth Section 7.04 shall apply mutatis mutandis Seller’s indemnification obligations pursuant to this ARTICLE VI, except that (i) the Cap shall not apply and the Seller’s indemnification obligations pursuant to this ARTICLE VI, taken together with all of Seller’s indemnification obligations pursuant to ARTICLE VIII, shall not exceed the Purchase Price, (ii) the Basket shall be Two Hundred Thousand United States Dollars ($200,000) with respect to any claim for indemnification pursuant to this ARTICLE VI, and (iii) the De Minimis Threshold shall be Twenty Thousand United States Dollars ($20,000) with respect to any claim for indemnification pursuant to this ARTICLE VI; provided, however, that the Basket and De Minimis Threshold shall not apply to Section 6.03(g) or to any indemnification obligations of Seller that relate to, arise out of, or are a consequence of, any matter described in Section 3.18 of the Disclosure Schedules, including, but not limited to, any failure of the Maquila agreements to be with the correct parties, submission of a defective or incorrect Maquila agreement with the Advance Pricing Agreement/Fast Track Alternative application, or any other failure to comply with laws and regulations applicable to Maquiladora companies, in each case during the period prior to the Closing Date. Any payments made by Seller and indemnification obligations of Seller pursuant to this ARTICLE VI shall be taken together with any payments made by Seller or indemnification obligations of Seller pursuant to ARTICLE VIII for all purposes of this Agreement, including with respect to the limitations set forth in Section 7.04 that are applicable in all such instances.

Section 6.14     Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII.
INDEMNIFICATION

Section 7.01     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 (Taxes), which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, however, that the representations and warranties in Section 3.01 (Organization and Authority of Seller), Section 3.02 (Organization, Authority and Qualification of the Company), Section 3.03 (Subsidiaries), Section 3.04 (Capitalization), Section 3.24 (Brokers) and Section 4.01 (Organization and Authority of Buyer) shall survive for a period of seven (7) years after the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing Date, each of which such surviving covenant or agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02     Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company and each Subsidiary) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate delivered by Seller or the Company pursuant to this Agreement;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller, pursuant to this Agreement;

(c)     the withdrawal from any NOV Benefit Plan and any fiduciary or other liability (including unmade contributions, penalties or taxes) associated with the operation of such plans or any other liabilities related to the operations or benefit obligations under any Company Plan or NOV Benefit Plan on or before the Closing Date;

(d)     any Transaction Expenses or Indebtedness of the Company outstanding and unpaid as of the Closing to the extent not deducted from the Purchase Price in the determination of the Final Amounts pursuant to Section 2.05;

(e)     subject to limitations set forth in Section 7.05(e), Defense Costs and Settlement Costs; or

(f)     any liens, encumbrances and/or title defects on the real property owned by the Mexican Subsidiaries other than Permitted Encumbrances since the date of the title policy identified in paragraph (i) of the definition of Title Policies in ARTICLE I hereof.

Section 7.03     Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by Buyer pursuant to this Agreement;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer (or, after Closing, the Company or the Subsidiaries) pursuant to this Agreement;

(c)     the Assigned Contracts Obligations; or

(d)     the Seller Surety Bonds (but only with respect to Losses occurring after the Closing Date).

Section 7.04     Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)     Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) amounts to Five Hundred Thousand United States Dollars ($500,000) (the “Basket”), after which Seller shall be required to pay for only those Losses in excess of the Basket. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.02(a) shall not exceed Three Million Five Hundred Thousand United States Dollars ($3,500,000) (the “Cap”).

(b)     Notwithstanding the provisions of Section 7.04(a), with respect to any claim as to which a Buyer Indemnitee may be entitled to indemnification under this ARTICLE VII, the Seller shall not be liable for any individual Losses which do not exceed One Hundred Thousand United States Dollars ($100,000) (which Losses shall not be counted toward the Basket) (the “De Minimis Threshold”).

(c)     Notwithstanding the foregoing or any provision in this Agreement, (i) the limitations set forth in Section 7.04(a) and Section 7.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in (A) Section 3.01 (Organization and Authority of Seller), Section 3.02 (Organization, Authority and Qualification of the Company), Section 3.03 (Subsidiaries), Section 3.04 (Capitalization), or Section 3.24 (Brokers), and (B) the aggregate liability of Seller under this Agreement, shall be limited to the aggregate amount of the consideration paid to Seller under this Agreement.

(d)     Notwithstanding any other provision of this Agreement, Seller shall not be liable to indemnify Buyer or any other Buyer Indemnitees in respect of any Losses to the extent that such Losses flow through, have been accounted for, and/or have been adjusted between the parties hereto as part of the Final Amounts calculations.

(e)     Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(f)     Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Company and the Subsidiaries) in respect of any such claim. The foregoing shall not limit or delay the Indemnified Party’s right to pursue a claim and recover for an indemnifiable Loss pursuant to this ARTICLE VII. The Indemnified Party shall use its commercially reasonable efforts to pursue claims under applicable insurance policies or indemnity, contribution, or other similar agreements. If the amount of any Losses at any time subsequent to the making of an indemnity payment in respect thereof is reduced by any insurance proceeds or any indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Company and the Subsidiaries) in respect of any such claim, the amount of such reduction, less any costs incurred in connection therewith (including increased premiums directly attributable thereto), will promptly be repaid by the Indemnified Party to the Indemnifying Party (not to exceed the amount paid by the Indemnifying Party to the Indemnified Party with respect thereto).

(g)     For the sole purpose of determining the amount of Losses to which an Indemnified Person may be entitled under this ARTICLE VII, ARTICLE VII (and not for determining whether or not any breaches of representations or warranties have occurred), each of the applicable representations and warranties that contains any “material” or “Material Adverse Effect” (other than in Section 3.08(a), Section 3.09(a), the first two sentences of Section 3.12(b), Section 3.18(b), the defined terms “Material Contract,” “Material Customer,” and “Material Supplier”) shall be read as though such qualifications were not contained therein.

Section 7.05     Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

(a)     Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Third Party (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) relates to any criminal proceeding, indictment, allegation or investigation of the Indemnified Party, (y) seeks an injunction or other equitable relief against the Indemnified Party, or (z) is in an amount that is reasonably expected to exceed the maximum amount for which the Indemnifying Party can be liable pursuant to this ARTICLE VII in light of the limitations on indemnification contained in this ARTICLE VII. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.03) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)     Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within five (5) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)     Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses, or is otherwise materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s and the Subsidiaries’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)     Tax Claims. Notwithstanding any other provision of this Agreement, the control of, and limitations on, any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

(e)     Seller-Controlled Litigation.

(i)     Notwithstanding anything to the contrary set forth in this Agreement, this Section 7.05(e), and not Section 7.05(a) or Section 7.05(b), shall govern the control of the prosecution, defense, and settlement of the Seller-Controlled Litigation. Seller shall have control of, and has full and sole discretion to direct the defense, prosecution and settlement, as applicable, of the Seller-Controlled Litigation (the “Litigation Defense”). Seller shall be responsible for and shall pay (A) all out-of-pocket costs and expenses incurred by Seller in connection with the Litigation Defense and (B) all reasonable out-of-pocket costs and expenses incurred by Buyer, the Company or any of their Affiliates in order to comply with their obligations under Section 7.05(e)(ii) (“Defense Costs”). Seller shall also be responsible and shall pay the amount of any and all settlement payments, monetary awards and monetary judgments issued against Buyer, Seller or the Company or any of their Affiliates in connection with the Seller-Controlled Litigation (“Settlement Costs”). Seller can take, in its sole discretion, any actions it desires to avoid, dispute, defend, prosecute, appeal, settle or make counterclaims with respect to the Seller-Controlled Litigation, without the necessity of obtaining the consent of the Buyer, the Company or any of their Affiliates. Notwithstanding the foregoing, Seller shall obtain the prior written consent of the Buyer, which consent may not be unreasonably withheld, conditioned or delayed, before agreeing to settle any of the Seller-Controlled Litigation other than for monetary damages if such settlement would impose a requirement that Buyer, the Company or any of their Affiliates take, or refrain from taking any action specified by the settlement, other than in accordance with the mutual release provisions of such settlement. Buyer and its Affiliates (including the Company) shall not have any right to participate in the Seller-Controlled Litigation, and Buyer shall not, and shall cause the Company and its other Affiliates not to, interfere with or hinder, the prosecution, defense or settlement of the Seller-Controlled Litigation, except to the extent requested by Seller.

(ii)     Buyer shall, and shall cause the Company and its other Affiliates, to act in good faith and use their best efforts to promptly provide all assistance and cooperation reasonably requested in writing by the Seller or its Affiliates, relating to the prosecution, defense or settlement of the Seller-Controlled Litigation, including promptly (A) retaining, providing and making available all records, evidence and other documents requested by Seller, (B) providing access to employees of the Buyer, the Company or their Affiliates (including directing such employees to serve as witnesses), (C) providing access to the facilities of the Buyer, the Company and their Affiliates and (D) executing counterclaims, appeals and settlement documents or other documents requested by Seller. Notwithstanding anything to the contrary set forth herein, if (1) Buyer fails to use its best efforts and act in good faith as required above and breaches its obligations under this Section 7.05(e)(ii), (2) Buyer does not cure such breach within five (5) Business Days or as soon thereafter as reasonably practicable after receiving written notice from Seller of such breach and (3) such breach directly and materially prejudices the Seller’s ability to defend, prosecute or settle, as applicable, either the Carstensen Litigation or Montoya Litigation, then Seller’s indemnification obligation pursuant to Section 7.02(e) as it relates to the Carstensen Litigation or Montoya Litigation, as applicable, shall immediately terminate.

(iii)     Seller shall provide monthly status reports to Buyer which keep Buyer reasonably informed of the progress and status of the Seller-Controlled Litigation.

(iv)     Any recovery, award or other similar payment made by or on behalf of any party to the Seller-Controlled Litigation to or in favor of Buyer, Seller, the Company or any of their Affiliates (“Recovery”), shall be for the account of and benefit of Seller. If the Recovery is paid to the Buyer, the Company, or any of their Affiliates, Buyer shall (and shall cause the Company and its other Affiliates to), to promptly notify the Seller of such Recovery and promptly pay the Recovery to Seller, by wire transfer of immediately available funds, to an account designated by Seller.

(v)     Notwithstanding anything to the contrary set forth herein, with respect to Seller’s indemnification obligations relating to the Defense Costs and Settlement Costs, Losses shall not include attorneys’ fees of the Buyer, the Company or any of their Affiliates unless such legal services were incurred at the express written request of Seller.

Section 7.06     Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

Section 7.07     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08     Exclusive Remedies. Subject to Section 2.05 (Post-Closing Purchase Price Adjustment), and Section 8.12 (Specific Performance), and the Brea Lease, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth ARTICLE VI and this ARTICLE VII. Nothing in this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud in connection with the transactions contemplated by this Agreement, or to seek to enforce a remedy as provided for herein.

Section 7.09     Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III HEREOF, SELLER, ON BEHALF OF ITSELF AND ITS AFFILIATES, AND ITS AND THEIR OFFICERS, DIRECTORS, MANAGERS, PARTNERS, EMPLOYEES, REPRESENTATIVES AND AGENTS, HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE COMPANY OR THE SUBSIDIARIES, INCLUDING RELATING TO (A) THE CONDITION OF THE ASSETS OF THE COMPANY OR THE SUBSIDIARIES (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT), AND (B) THE OPERATION OF THE BUSINESS OF THE COMPANY AND THE SUBSIDIARIES, INCLUDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS.

ARTICLE VIII.
MISCELLANEOUS

Section 8.01     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	Ameron International Corporation c/o National Oilwell Varco, L.P. Attention: General Counsel E-mail: craig.weinstock@nov.com; pete.vranderic@nov.com

If to Buyer:	Northwest Pipe Company 5721 SE Columbia Way #200 Vancouver, WA 98661 Facsimile: (360) 397-6257 E-mail: smontross@nwpipe.com Attention: Scott Montross

with a copy to:	Ater Wynne LLP 1331 NW Lovejoy Street, Suite 900 Portland, OR 97209 Facsimile: (503) 226-0079 E-mail: ges@aterwynne.com Attention: Gregory E. Struxness

Section 8.03     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04     Disclosure Schedules. The schedules to this Agreement are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section or subsection of such schedules as an exception to any particular covenant, representation or warranty shall be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties, notwithstanding the presence or absence of an appropriate section or subsection of such schedules with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto, in each case to the extent relevancy of such disclosure to such other covenants, representations or warranties is reasonably apparent. Additionally, for each of the schedules, the mere inclusion of an item in such schedules as an exception to a representation or warranty shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in such schedules, that such information is required to be listed in such schedules or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect that such item actually constitutes noncompliance with, or a violation of, any law, Permit or Contract or other topic to which such disclosure is applicable or that such item is outside the ordinary course of business. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement. Capitalized terms used in the Disclosure Schedules, unless otherwise defined therein, shall have the meanings assigned to them in this Agreement.

Section 8.05     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.06     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.02(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.07     Entire Agreement. This Agreement and the Ancillary Agreements constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.08     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 8.09     No Third-Party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.11     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN HARRIS COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.11(c).

Section 8.12     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.13     Non-Recourse. Buyer may only enforce this Agreement against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, the Seller and its successors and assigns, and then only with respect to the specific obligations set forth herein with respect to Seller. No past, present or future director, officer, employee, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of Seller or any Affiliate of Seller shall have any Liability for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

Section 8.14     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMERON INTERNATIONAL CORPORATION By: /s/ Brigitte M. Hart Name: Brigitte M. Hart Title: Vice President

NORTHWEST PIPE COMPANY By:/s/ Scott Montross Name: Scott Montross Title: President and Chief Executive Officer

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]